Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com
News Release
For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports First Quarter 2014 Results

SPOKANE, Wash - April 22, 2014 - Potlatch Corporation (Nasdaq:PCH) today reported net income of $20.3 million, or $0.50 per diluted share, on revenues of $139.6 million for the quarter ended March 31, 2014. This compares to net income of $15.5 million, or $0.38 per diluted share, on revenues of $139.3 million in the first quarter of 2013.

“Each of our business segments managed the effects of the harsh winter weather effectively and delivered solid results in the first quarter,” said Michael Covey, chairman and chief executive officer of Potlatch Corporation. “We continue to believe housing starts will exceed 1 million in the U.S. this year and are seeing signs that the pace is picking up as we move into spring. As a result, we expect demand and prices for Idaho sawlogs and lumber to remain strong. We believe that Southern pine sawlog prices in our wood basket will recover over the longer term. Our real estate business continues to perform well and closed the first of two large transactions planned for this year in the first quarter. We continue to generate cash well in excess of our dividend and our strong liquidity provides a high degree of financial flexibility,” concluded Mr. Covey.

Financial Highlights
(millions, except per-share data)

	Q1 2014	Q4 2013	Q1 2013
Revenues	$139.6	$140.0	$139.3
Net income	$20.3	$13.7	$15.5
Net income per diluted share	$0.50	$0.34	$0.38
Distribution per share	$0.35	$0.35	$0.31
Net cash from operations	$40.0	$15.2	$27.9
Cash and short-term investments at end of period	$76.3	$57.8	$59.7

Business Performance: Q1 2014 vs. Q4 2013
Resource
Resource’s operating income was $16.2 million on revenues of $51.9 million in the first quarter, compared to operating income of $18.0 million on revenues of $61.0 million in the fourth quarter of 2013. Harvest volumes decreased seasonally in the Northern and Southern regions. Sawlog price realizations increased slightly in Idaho, consistent with higher lumber pricing in the fourth quarter. In the Southern region, sawlog price realizations declined primarily due to a lower mix of hardwood logs. Southern pine sawlog price realizations were flat.
Wood Products
Wood Products’ operating income was $12.7 million on revenues of $87.8 million in the first quarter, compared to operating income of $9.0 million on revenues of $87.4 million in the fourth quarter of 2013. Average lumber prices realized in the first quarter were 7 percent higher than the fourth quarter of 2013, while lumber shipments were 5 percent lower due primarily to the effect of weather conditions on transportation. The delayed shipments will benefit second quarter results.
Real Estate
Real Estate’s operating income was $8.3 million on revenues of $14.4 million in the first quarter, compared to operating income of $4.6 million on revenues of $6.8 million in the fourth quarter of 2013. First quarter included the sale of 11,000 acres of rural recreation property in Idaho for $11 million.
Conference Call Information
A live conference call and webcast will be held today, April 22, 2014, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D.

number 15855277. Supplemental materials that will be discussed during the call are available on the website.
A replay of the conference call will be available two hours following the call until April 29, 2014 by calling 1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 15855277 to access the replay.
About Potlatch
Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, the direction of our business markets, the state of the domestic housing market, housing starts, business conditions in our Resource and Wood Products segments, lumber pricing, sawlog pricing, performance of our Wood Products, Resource and Real Estate segments, and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in Chinese demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material, fuel and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Idaho land; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation
Consolidated Statements of Income
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenues	$139,579	$139,253
Costs and expenses:
Cost of goods sold	98,593	98,299
Selling, general and administrative expenses	9,677	13,596
Environmental remediation charge	—	750
	108,270	112,645
Operating income	31,309	26,608
Interest expense, net	(5,460)	(6,336)
Income before income taxes	25,849	20,272
Income tax provision	(5,499)	(4,785)
Net income	$20,350	$15,487

Net income per share:
Basic	$0.50	$0.38
Diluted	0.50	0.38
Distributions per share	$0.35	$0.31
Weighted-average shares outstanding (in thousands):
Basic	40,561	40,436
Diluted	40,682	40,613

Potlatch Corporation
Consolidated Condensed Balance Sheets
Unaudited (Dollars in thousands, except per-share amounts)

	March 31, 2014		December 31, 2013
ASSETS
Current assets:
Cash	$9,364		$5,586
Short-term investments	66,950		52,251
Receivables, net	12,593		16,572
Inventories	34,231		36,275
Deferred tax assets	7,724		7,724
Other assets	8,239		11,961
Total current assets	139,101		130,369
Property, plant and equipment, net	60,071		59,976
Timber and timberlands, net	451,109		455,871
Deferred tax assets	20,833		21,576
Other assets	12,766		12,738
	$683,880		$680,530
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments on long-term debt	$—		$—
Accounts payable and accrued liabilities	49,462		50,318
Total current liabilities	49,462		50,318
Long-term debt	320,014		320,092
Liability for pensions and other postretirement employee benefits	82,448		83,619
Other long-term obligations	20,658		22,353
Stockholders’ equity	211,298		204,148
	$683,880		$680,530

Shares outstanding (in thousands)	40,589		40,537
Working capital	$89,639		$80,051
Current ratio	2.8	:1	2.6	:1

Potlatch Corporation
Consolidated Condensed Statements of Cash Flows
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,350	$15,487
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	6,104	6,867
Basis of real estate sold	4,622	457
Change in deferred taxes	(164)	215
Employee benefit plans	(178)	2,799
Equity-based compensation expense	908	1,072
Other, net	(581)	(41)
Working capital and operating related activities	8,923	1,078
Net cash from operating activities	39,984	27,934
CASH FLOWS FROM INVESTING ACTIVITIES
Change in short-term investments	(14,699)	7,639
Additions to property, plant and equipment	(2,168)	(2,321)
Additions to timber and timberlands	(1,469)	(2,311)
Other, net	108	(373)
Net cash from investing activities	(18,228)	2,634
CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to common stockholders	(14,206)	(12,552)
Repayment of long-term debt	—	(27,650)
Issuance of common stock	—	667
Employee tax withholdings on equity-based compensation	(1,068)	(1,685)
Change in book overdrafts	(2,636)	(2,030)
Other, net	(68)	(24)
Net cash from financing activities	(17,978)	(43,274)
Change in cash	3,778	(12,706)
Cash at beginning of period	5,586	16,985
Cash at end of period	$9,364	$4,279

Certain 2013 amounts have been reclassified to conform to the 2014 presentation.

Potlatch Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Resource	$51,905	$54,968
Real Estate	14,439	4,635
Wood Products	87,804	91,544
	154,148	151,147
Elimination of intersegment revenues - Resource	(14,569)	(11,894)
Total consolidated revenues	$139,579	$139,253

Operating income:
Resource	$16,224	$15,525
Real Estate	8,271	3,083
Wood Products	12,707	18,910
Eliminations and adjustments	842	489
	38,044	38,007
Corporate	(6,735)	(11,399)
Operating income	31,309	26,608
Interest expense	(5,460)	(6,336)
Income before income taxes	$25,849	$20,272

Depreciation, depletion and amortization:
Resource	$3,916	$4,592
Real Estate	15	13
Wood Products	1,529	1,509
	5,460	6,114
Corporate	644	753
Total depreciation, depletion and amortization	$6,104	$6,867

Basis of real estate sold:
Real Estate	$5,167	$616
Eliminations and adjustments	(545)	(159)
Total basis of real estate sold	$4,622	$457